Exhibit 10.22
RENT-WAY, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made effective as of October 1, 2005, between Rent-Way, Inc., a Pennsylvania corporation with its principal offices at One RentWay Place, Erie, Pennsylvania 16505 (the “Employer” or “Corporation”), and William Short, an individual residing at 5022 Robinhood Lane, Erie, Pennsylvania 16509 (the “Employee”).
     WHEREAS, the Employee is currently employed by the Corporation pursuant to an employment agreement dated July 1, 2002 (the “Existing Employment Agreement”);
     WHEREAS, the Corporation and the Employee desire to continue such employment with the Employee serving as the Corporation’s President, and otherwise subject to the terms and conditions contained in this Agreement;
     NOW, THEREFORE, in consideration of the promises and of the covenants contained in this Agreement, the Corporation and the Employee agree that the Existing Employment Agreement is amended and restated in its entirety as follows:
     1. Definitions. The following definitions apply for purposes of this Agreement:
          a) “Board of Directors” or “Board” means the Board of Directors of the Corporation.
          b) “Cause” means (i) a material breach of his obligations under this Agreement (any breach of Sections 11, 12 or 13 hereof being an example of such a material breach), (ii) gross negligence or willful misconduct in the performance of his duties to the Corporation, (iii) dishonesty to the Corporation, (iv) conviction of any crime which could have the effect of causing the termination or suspension of any license or permit which the Corporation holds, (v) conviction of any felony, (vi) conviction of a misdemeanor which substantially impairs the Employee’s ability to perform his duties to the Corporation, or (vii) excessive absenteeism not related to disability. The Employee will not be deemed to have been terminated for Cause under subsection (i) or (ii) of this definition unless and until he is provided written notice of the alleged grounds for such termination and such grounds are not substantially cured within 15 days following the Employee’s receipt of such notice.
          c) “Change in Control” means and will be deemed to have occurred if: (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation, or any entity owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of the voting securities of the Corporation), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time), directly or indirectly, of securities representing 25% or more of the combined voting power of the Corporation’s then outstanding securities; (ii)

during any period of two consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board of Directors or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously approved, cease for any reason to constitute at least a majority of the Board of Directors; (iii) the Corporation’s shareholders approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Corporation’s then outstanding securities will not constitute a Change in Control; or (iv) the Corporation’s shareholders approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets. If any of the events enumerated in clause (i) through (iv) occur, the Corporation’s Board of Directors will determine in good faith the effective date of the Change in Control resulting therefrom for purposes of this Agreement.
          d) “Code” means the Internal Revenue Code of 1986, as amended.
          e) “Corporation” means Rent-Way, Inc.
          f) “Disability” means a disability that has existed for a period of 6 consecutive months and because of which the Employee is physically or mentally unable to substantially perform his regular duties as required under this Agreement.
          g) “Good Reason” means any of the following to which the Employee will not consent in writing:
               (i) Other than a determination by the Board of Directors that the Employee will not have the duties and responsibilities of the Chief Executive Officer of the Corporation, a material diminution in the Employee’s responsibilities, duties, titles, reporting responsibilities within the business organization, status, role or authority which is not substantially cured within 15 days after written notice of such diminution is provided to the Corporation;
               (ii) A relocation of the Corporation’s executive offices to a location more than 50 miles from Erie, Pennsylvania; or
               (iii) A breach by the Corporation of any of the material terms of this Agreement if such breach is not substantially cured within 15 days after written notice of such breach is provided to the Corporation.

          h) “Termination In Connection With A Change In Control” means any of the following events occurring within 24 months following, or, directly or indirectly, in connection with, or in anticipation of a Change in Control:
               (i) A termination of Employee’s employment by the Corporation for any reason other than Cause or by the Employee for Good Reason.
               (ii) A termination of Employee’s employment by Employee because any successor to the Corporation’s operations or assets (whether acquired by merger, sale, consolidation or otherwise) (“Successor”) fails to:
                    (A) acknowledge and assume, in writing, this Agreement at the time of the Change in Control; or
                    (B) acknowledge and assume, in writing, any indemnification agreement with the Employee or by-law provisions regarding indemnification which are in effect at the time of the Change in Control.
     2. Employment; Duties.
          (a) Duties. Subject to the terms and conditions set forth in this Agreement, the Corporation hereby agrees to employ the Employee and the Employee hereby accepts employment as President of the Corporation having such duties as are set forth in the by-laws of the Corporation or as are assigned from time to time by the Board of Directors. The Employee will report to the Board of Directors and will perform those duties and discharge those responsibilities as are commensurate with his position, and as the Board of Directors from time to time may reasonably direct, provided that such duties and responsibilities are commensurate with his position. The Employee acknowledges and agrees that any determination by the Board of Directors during the term of the Employee’s employment under this Agreement that the Employee will not have the duties and responsibilities of the Chief Executive Officer of the Corporation will not constitute a breach of this Agreement. The Employee agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability and to use all reasonable efforts to promote the interests of the Corporation. The Employee may not accept other gainful employment except with the prior consent of the Board of Directors. The Employee may be involved in charitable, civic and religious organizations so long as they do not materially interfere with the performance of the Employee’s duties hereunder. The Employee will be entitled to make and manage personal investments, provided such investments and any activities undertaken in connection therewith do not violate any restrictive covenants in Sections 10 or 11 of this Agreement.
          (b) Resignation. If the Employee’s employment with the Corporation terminates for any reason, if the Employee ceases for any reason to serve as President of the Corporation, or if as President the Employee ceases for any reason to have the duties and responsibilities of the Chief Executive Officer of the Corporation, then the Employee will, if requested by the Board of Directors, immediately resign as a director of the Corporation. If the

Employee fails to resign immediately upon such request, the Employee shall be deemed to have resigned as of the date of such request.
     3. Compensation.
          (a) Base Salary. During the first year of the term of the Employee’s employment under this Agreement, the Employee will receive a base salary of Three Hundred Twenty-Five Thousand Dollars ($325,000) per year, and thereafter during the term of the Employee’s employment hereunder, the Employee will receive a base salary of Three Hundred Fifty Thousand Dollars ($350,000), payable in accordance with the Corporation’s normal payroll practices. On an annual basis, the Board of Directors will, in good faith, review the base salary of the Employee to consider appropriate increases (but not decreases) therein. If the Employee dies during the period of his employment under this Agreement, employment for any part of the month of his death will be considered employment for the entire month.
          (b) Annual Cash Bonuses. During the term of the Employee’s employment under this Agreement, the Employee will be entitled to receive an annual cash bonus calculated pursuant to performance standards developed by the Corporation’s compensation committee, as such standards are in effect from time to time. The target amount of the bonus will be 100% of the Employee’s base salary as of the end of the fiscal period of the Corporation for which the bonus is calculated.
          (c) Equity Compensation. The Employee acknowledges that on September 30, 2005, the Corporation awarded the Employee a grant of 75,000 options to acquire shares of the Corporation’s common stock under the Corporation’s stock option plans at an exercise price equal to the closing price of the Corporation’s common stock as reported by the New York Stock Exchange on the day prior to the date of grant. The agreement evidencing these options will provide for the vesting of the options immediately on grant, subject to certain restrictions on transfer described in such agreement. In addition to this award and any other equity awards outstanding as of the date of this Agreement, the Employee will be eligible to receive awards of the Corporation’s stock or stock equivalents during the term of the Employee’s employment under this Agreement in accordance with the terms of the Corporation’s equity incentive plans and subject to the approval of the Corporation’s Board of Directors.
          (d) Withholding. The Corporation will deduct or withhold from all salary and bonus payments, and from all other payments made to the Employee pursuant to this Agreement, all amounts that are legally required to be deducted or withheld.
     4. Other Benefits And Terms. During the term of the Employee’s employment under this Agreement, the Employee will be entitled to the following other benefits and terms:
          (a) The Employee will be entitled to participate in the Corporation’s health and medical benefit plans; any pension, profit sharing and retirement plans; and any insurance policies or programs from time to time generally offered to all or substantially all executive officers who are employed by the Corporation. These plans, policies and programs are subject to change at the sole discretion of the Corporation.

          (b) The Employee will be entitled to any other fringe benefit from time to time generally offered to all or substantially all senior executives employed by the Corporation.
     5. Vacations. The Employee will be entitled to four weeks of paid vacation each calendar year. Unused vacation in any year may not be carried over to subsequent years.
     6. Reimbursement For Expenses. The Corporation will reimburse the Employee for expenses, which the Employee may from time to time reasonably incur on behalf of the Corporation in the performance of his responsibilities and duties including, but not limited to, membership dues in trade and business organizations and attendance at trade and business conferences.
     7. Period of Employment. Subject to the provisions of this Section, the period of employment of the Employee under this agreement will be deemed to begin on October 1, 2005 and continue until September 30, 2007 (the “Initial Term”). Upon the expiration of the Initial Term, the period of employment will be automatically extended for additional one year periods thereafter, unless either party provides written notice to the other at least 120 days prior to the date the period of employment would otherwise automatically extend that it does not wish to extend the Employee’s employment beyond its then present term.
     Notwithstanding the foregoing:
          (a) The Employee’s employment will automatically terminate upon the death or Disability of the Employee. The foregoing is subject to the duty of the Corporation to provide reasonable accommodation under the Americans with Disabilities Act.
          (b) The Corporation may, at its sole option, terminate the Employee’s employment at any time and for any reason by delivering written notice to the Employee.
          (c) The Employee, at his sole option, may terminate his employment by providing written notice to the Corporation at least 30 days prior to the effective date of the termination of employment specified in the notice.
          (d) The Employee, at his sole option, may terminate his employment absent Good Reason by providing written notice to the Corporation at least 90 days prior to the effective date of the termination of employment specified in the notice. If the Employee terminates his employment under this Section 7(d), he will only be entitled to receive the compensation and other benefits provided under this Agreement through the effective date of such termination.
Any notice of termination of employment given by a party must specify the particular termination provision of this Agreement relied upon by the party and must set forth in reasonable detail the facts and circumstances that provide a basis for the termination.
     8. Benefits Upon Termination. The Corporation will provide the following benefits upon the termination of the Employee’s employment with the Corporation. Unless otherwise specifically set forth in this Section 8 or elsewhere in this Agreement, all payments to the Employee provided for in this Section 8 shall be paid by the Corporation within 30 days following the date of termination of the Employee’s employment with the Corporation.

          (a) Upon Termination By The Corporation Other Than For Cause, By The Employee With Good Reason or Termination In Connection With A Change In Control. Upon the Corporation’s termination of the Employee’s employment for other than Cause, the Employee’s termination of his employment for Good Reason or a Termination In Connection With A Change In Control, the Corporation will provide the following:
               (i) Salary And Fringe Benefits. The Employee will receive his salary and Fringe Benefits (as defined below) through the effective date of termination of employment. The Employee will also receive (A) his annual base salary and (B) his full fringe benefits, including medical and health insurance (“Fringe Benefits”), in effect on the date of notice of termination for a period of 24 months beginning with the month next following the month during which his employment terminates or the balance of the Initial Term, whichever is the longer period. If the Employee dies during this period, dependent health or medical Fringe Benefits will be provided for the balance of the period.
               (ii) Bonus. The Employee will receive a bonus payment equal to the sum of (A) (1) in the event of a Termination by the Corporation other than for Cause or Termination by the Employee for Good Reason, an amount equal to the bonus earned by the Employee for the fiscal year prior to the year in which his employment terminates (but in no event in an amount less than one-half of the Employee’s target bonus for the fiscal year in which his employment terminates), or (2) in the event of a Termination in Connection With a Change in Control, an amount equal to 200% of the Employee’s target bonus for the fiscal year in which his employment terminates and (B) an amount equal to the unpaid portion of any bonus earned for any fiscal year prior to the year in which his employment terminates.
               (iii) Accrued Vacation. The Employee will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the calendar year in which the Employee’s termination of employment becomes effective.
               (iv) Stock Options. Notwithstanding any contrary provisions contained in any stock option agreement evidencing stock options granted to the Employee, as of the effective date of the Employee’s termination of employment, (x) the Corporation will vest the Employee in any outstanding unvested stock options of the Corporation granted the Employee prior to his termination of employment, (y) the period during which the Employee shall have the right to exercise all outstanding vested options will be extended by the Corporation to the one year anniversary of the effective date of the Employee’s termination of employment, and (z) subject to applicable securities laws, the Corporation will release any contractual restrictions on transfer applying to shares of common stock acquired or to be acquired by the Employee pursuant to the exercise of stock options of the Corporation.
At the Corporation’s discretion, the cash payments provided for in this subsection (a) may be made in one lump sum within 30 business days following the effective date of the Employee’s termination of employment; provided, however, that in the case of a Termination in Connection With a Change in Control, the cash payments provided for in this subsection (a) will be made in one lump sum within such 30 business day period.

          (b) Termination of Employment for Cause. The Corporation will have the right to terminate the Employee’s employment immediately in the event the Employee will do or cause to be done any act, which constitutes “cause” (as defined in Section 1.b. of this Agreement) for termination. Should the Employee’s employment be terminated by the Corporation for cause, the Corporation’s only obligation will be to pay the Employee his base salary through the date of termination. Nothing contained in this Article 8 will in any way waive, restrict or prejudice the Corporation’s rights against the Employee with respect to the matter for which the Employee’s employment under this Agreement is terminated for cause.
          (c) Upon Termination For Disability. Upon termination of the Employee’s employment because of Disability, the Corporation will provide the following:
               (i) Salary And Fringe Benefits. The Employee will receive his salary and Fringe Benefits through the effective date of termination of employment. The Employee will also receive his annual base salary and Fringe Benefits, as in effect on the date immediately before the Disability, for a period of 18 months commencing with the month following the month during which his employment terminates. If the Employee dies during the 18-month period, his salary payments under this subsection will continue to be paid to his estate for the balance of the 18-month period and any dependent health or medical Fringe Benefits will be provided in each case for the balance of the 18-month period.
               (ii) Bonus. The Employee will receive a bonus payment equal to an amount determined by multiplying 100% of his base salary in effect in the year of termination by a fraction the numerator of which is the number of full and partial calendar months in the calendar year that precede the date of termination of his employment and the denominator of which is 12, plus an amount equal to the unpaid portion of any bonus earned for any fiscal year prior to the year in which his employment terminates.
               (iii) Accrued Vacation. The Employee will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the calendar year in which the Employee’s termination becomes effective.
               (iv) Stock Options. Notwithstanding any contrary provisions contained in any stock option agreement evidencing stock options granted to the Employee, as of the effective date of the Employee’s termination of employment because of Disability the Corporation will (x) allow the Employee 12 months from the date of termination to exercise any stock option vested in the Employee at the date of termination and (y) subject to applicable securities laws, release any contractual restrictions on transfer applying to shares of common stock acquired or to be acquired by the Employee pursuant to the exercise of stock options of the Corporation.
At the Corporation’s discretion, the bonus and vacation payments provided for in this subsection (c) may be made in one lump sum within 30 business days following the effective date of the Employee’s termination of employment because of Disability.

          (d) Upon Termination For Death. Upon termination of the Employee’s employment because of his death, the Corporation will provide the following:
               (i) Salary And Fringe Benefits. The Employee’s salary and Fringe Benefits through the effective date of termination of employment. The Employee’s estate will also receive his annual base salary as in effect on the date immediately prior to his date of death, for a period of 18 months. Any dependent health or medical Fringe Benefits will be provided for the 18-month period following the month in which the Employee dies.
               (ii) Bonus. The Employee’s successor as provided in Section 13 will receive a bonus payment equal to an amount determined by multiplying 100% of his base salary in effect in the year of termination by a fraction the numerator of which is the number of full and partial calendar months in the calendar year that precede the date of termination of his employment and the denominator of which is 12, plus an amount equal to the unpaid portion of any bonus earned for any fiscal year prior to the year in which his employment terminates
               (iii) Accrued Vacation. The Employee’s successor as provided in Section 13 will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the calendar year in which the Employee died.
               (iv) Stock Options. Notwithstanding any contrary provisions contained in any stock option agreement evidencing stock options granted to the Employee, as of the effective date of the Employee’s termination of employment because of Death, the Corporation will (x) will allow the successor 12 months from the date of death to exercise any stock option vested in the Employee at the time of death and (y) subject to applicable securities laws, release any contractual restrictions on transfer applying to shares of common stock acquired or to be acquired by the Employee pursuant to the exercise of stock options of the Corporation.
At the Corporation’s discretion, the bonus and vacation payments provided for in this subsection (d) may be made in one lump sum within 30 business days following the effective date of the Employee’s termination of employment because of death.
          (e) Reduction In Fringe Benefits. Medical and health Fringe Benefits under this Section will be reduced to the extent of any medical and health fringe benefits provided by and available to the Employee from any subsequent employer.
          (f) Determination of Disability. Any questions as to the existence of a physical or mental condition which would give rise to the Disability of the Employee upon which the Employee and the Corporation cannot agree will be determined by a qualified independent physician selected by the Corporation and reasonably acceptable to the Employee (or, if the Employee is incapacitated and unable to make a selection, the determination of acceptability of the physician will be made by any adult member of his immediate family). The physician’s written determination to the Corporation and to the Employee will be final and conclusive for all purposes of this Agreement.

          (g) Continuation of Healthcare Coverage. For purposes of COBRA continuation healthcare coverage, the “qualifying event” will be deemed to have occurred at the end of the period during which health and medical benefits are provided under this Section 8.
          (h) Indemnity. During the term of the Employee’s employment under this Agreement and thereafter, the Employer shall indemnify the Employee to the full extent permitted under its articles of incorporation and bylaws and pursuant to any other agreements or policies in effect from time to time in connection with any claim or proceeding arising out of his employment by the Employer. For a 60-month period following the date of the Employee’s termination of employment regardless of reason, in the event the Corporation is unable or unwilling to continue any directors’ and officers’ liability insurance insuring the Employee at the date of such termination, the Employer will provide the Employee with written notice of such determination at least 60 days in advance of the date such insurance coverage will expire.
     9. Additional Payments. Notwithstanding anything in this Agreement or any other agreement to the contrary, in the event it is determined that any payments or distributions (including, without limitation, the vesting of an option or other non-cash benefit or property or the forgiveness of any indebtedness) by the Corporation or any affiliate (as defined under the Securities Act of 1933, as amended, and the regulations thereunder) thereof or any other person to or for the benefit of the Employee, whether paid or payable pursuant to the terms of this Agreement, or pursuant to any other agreement or arrangement with the Corporation or any such affiliate (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision, or any interest or penalties with respect to the excise tax (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee will be entitled to receive an additional payment from the Corporation (a “Gross-Up Payment”) in an amount that after payment by the Employee of all taxes (including, without limitation, any interest or penalties imposed with respect to such taxes and any Excise Tax) imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The amount of the Gross-Up Payment will be calculated by the Corporation’s independent accounting firm, engaged immediately prior to the event that triggered the payment, in consultation with the Corporation’s outside legal counsel. For purposes of making the calculations required by this Section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the accounting firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The Gross-Up Payment will be paid on the Employee’s last day of employment or on the occurrence of the event that results in the imposition of the Excise Tax, if later. If the precise amount of the Gross-Up Payment cannot be determined on the date it is to be paid, an amount equal to the best estimate of the Gross-Up Payment will be made on that date and, within 10 days after the precise calculation is obtained, either the Corporation will pay any additional amount to the Employee or the Employee will pay any excess amount to the Corporation, as the case may be. If subsequently the Internal Revenue Service (the “IRS”) claims that any additional Excise Tax is owing, an additional Gross-Up Payment will be paid to the Employee within 30 days of the Employee providing substantiation of the claim made by the IRS. After payment to the Employee of the Gross-Up Payment, the Employee will provide to the Corporation any information reasonably requested by the Corporation relating to the Excise Tax, the Employee will take those actions as the Corporation reasonably requests to contest the Excise Tax, cooperate in good faith with the Corporation to effectively contest the Excise Tax and permit the Corporation to participate in any proceedings contesting the Excise Tax. The Corporation will bear and pay directly all costs and expenses (including any interest or penalties on the Excise Tax), and indemnify and hold the Employee harmless, on an after-tax basis, from all such costs and expenses related to such contest. Should it ultimately be determined that any amount of an Excise Tax is not properly owed, the Employee will refund to the Corporation the related amount of the Gross-Up Payment.
     10. Non-exclusivity of Rights. Except as otherwise specifically provided, nothing in this Agreement will prevent or limit the Employee’s continued or future participation in any benefit, incentive, or other plan, practice, or program provided by the Corporation and for which the Employee may qualify. Any amount of vested benefit or any amount to which the Employee is otherwise entitled under any plan, practice, or program of the Corporation will be payable in accordance with the plan, practice, or program, except as specifically modified by this Agreement.
     11. Confidentiality. During the course of his employment, the Employee will have access to confidential information relating to the lines of business of the Corporation, its trade secrets, marketing techniques, technical and cost data, information concerning customers and suppliers, information relating to product lines, and other valuable and confidential information relating to the business operations of the Corporation not generally available to the public (the “Confidential Information”). The parties hereby acknowledge that any unauthorized disclosure or misuse of the Confidential Information could cause irreparable damage to the Corporation. The parties also agree that covenants by the Employee not to make unauthorized use or disclosures of the Confidential Information are essential to the growth and stability of the business of the Corporation. Accordingly, the Employee agrees to the confidentiality covenants set forth in this Section.
          The Employee agrees that, except as required by his duties with the Corporation as he reasonably determines or as authorized by the Corporation in writing, he will not use or disclose to anyone at any time, regardless of whether before or after the Employee ceases to be employed by the Corporation, any of the Confidential Information obtained by him in the course of his employment with the Corporation. The Employee will not be deemed to have violated this Section 10 by disclosure of Confidential Information that at the time of disclosure (a) is publicly available or becomes publicly available through no act or omission of the Employee, or (b) is disclosed as required by court order or as otherwise required by law, on the condition that notice of the requirement for such disclosure is given to the Corporation prior to making any disclosure.
          The Employee agrees that since irreparable damage could result from his breach of the covenants in this Section, in addition to any and all other remedies available to the Corporation, the Corporation will have the remedies of a restraining order, injunction or other equitable relief to enforce the provisions thereof. The Employee consents to jurisdiction in Erie County, Pennsylvania, on the date of the commencement of any action for purposes of any claims under this Section. In addition, the Employee agrees that the issues in any action brought under this Section will be limited to claims under this Section, and all other claims or counterclaims under other provisions of this Agreement will be excluded.

     12. Non-competition. In consideration of the compensation and other benefits to be paid to the Employee under and in connection with this Agreement, the Employee agrees that, beginning on the date of this Agreement and continuing until the Covenant Expiration Date (as defined in subsection (b) below), he will not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant, partner, stockholder or equity owner of any corporation or any other entity (except that he may passively own securities constituting less than 1% of any class of securities of a public company), or member of any firm or otherwise, (i) engage or attempt to engage, in the Restricted Territory (as defined in subsection (d) below), in any business activity which is directly or indirectly competitive with the business conducted by the Corporation or any Affiliate at the Reference Date (as defined in subsection (c) below), (ii) employ or solicit the employment of any person who is employed by the Corporation or any Affiliate at the Reference Date or at any time during the 12-month period preceding the Reference Date, except that the Employee will be free to employ or solicit the employment of any such person whose employment with the Corporation or any Affiliate has terminated for any reason (without any interference from the Employee) and who has not been employed by the Corporation or any Affiliate for at least 12 months, (iii) canvass or solicit business in competition with any business conducted by the Corporation or any Affiliate at the Reference Date from any person or entity who during the 12-month period preceding the Reference Date was a customer of the Corporation or any Affiliate or from any person or entity which the Employee has reason to believe might in the future become a customer of the Corporation or any Affiliate as a result of marketing efforts, contacts or other facts and circumstances of which the Employee is aware, (iv) willfully dissuade or discourage any person or entity from using, employing or conducting business with the Corporation or any Affiliate or (v) intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Corporation or any Affiliate and any supplier who during the 12-month period preceding the Reference Date will have supplied products, materials or services to the Corporation or any Affiliate.
          Notwithstanding the foregoing, the restrictions imposed by this Section (i) will not in any manner be construed to prohibit, directly or indirectly, the Employee from serving as an employee or consultant of the Corporation or any Affiliate, and (ii) will not apply if the termination of the Employee’s employment was a Termination in Connection With A Change In Control or occurs by reason of expiration of the term of this Agreement (which term includes any extension period pursuant to the operation of Section 7 hereof) or occurs after the expiration of the term of this Agreement (which term includes any extension period pursuant to the operation of Section 7 hereof).
          For purposes of this Agreement, the following terms have the meanings given to them below:
          (a) “Affiliate” means any joint venture, partnership or subsidiary now or hereafter directly or indirectly owned or controlled by the Corporation. For purposes of clarification, an entity will not be deemed to be indirectly or directly owned or controlled by the Corporation solely by reason of the ownership or control of such entity by shareholders of the Corporation.
          (b) “Covenant Expiration Date” means the date, which is 730 days after the Termination Date.

          (c) “Reference Date” means (A) for purposes of applying the covenants set forth in this Section at any time prior to the Termination Date, the then current date, or (B) for purposes of applying the covenants set forth in this Section at any time on or after the Termination Date, the Termination Date.
          (d) “Restricted Territory” means the 50 states of the United States of America and wherever the Corporation has planned or is operating stores at the Termination Date.
          (e) “Termination Date” means the date of termination of the Employee’s employment with the Corporation; provided however that the Employee’s employment will not be deemed to have terminated so long as the Employee continues to be employed or engaged as an employee or consultant of the Corporation or any Affiliate, even if such employment or engagement continues after the expiration of the term of this Agreement.
     13. Successors. This Agreement is personal to the Employee and may not be assigned by the Employee other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Employee’s legal representatives or successors in interest. Notwithstanding any other provision of this Agreement, the Employee may designate a successor or successors in interest to receive any amounts due under this Agreement after the Employee’s death. If he has not designated a successor in interest, payment of benefits under this Agreement will be made to his estate. A designation of a successor in interest must be made in writing, signed by the Employee, and delivered to the Employer pursuant to Section 16. Except as otherwise provided in this Agreement, if the Employee has not designated a successor in interest, payment of benefits under this Agreement will be made to the Employee’s estate. This Section will not supersede any designation of beneficiary or successor in interest made by the Employee or provided for under any other plan, practice, or program of the Employer.
          The Agreement will inure to the benefit of and be binding upon the Corporation and its successors and assigns.
          The Corporation will require any successor (whether direct or indirect by acquisition of assets, merger, consolidation or otherwise) to all or substantially all of the operations or assets of the Corporation or any successor and without regard to the form of transaction used to acquire the operations or assets of the Corporation, to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. As used in this Agreement, “Corporation” means the Corporation and any successor to its operations or assets as set forth in this Section that is required by this clause to assume and agree to perform this Agreement or that otherwise assumes and agrees to perform this Agreement.
     14. Failure, Delay or Waiver. No course of action or failure to act by the Corporation or the Employee will constitute a waiver by the party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement will be effective unless made in writing.

     15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement.
     16. Notice. All written communications to parties required hereunder must be in writing and (a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, (such mailed notice to be effective 4 days after the date it is mailed) or (c) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address given below for the party (or to any other address as the party designates in a writing complying with this Section, delivered to the other party):
If to the Corporation:
Rent-Way, Inc.
One RentWay Place
Erie, Pennsylvania 16505
Attention: Chairman of the Board
Telephone: (814) 455-5378
Telecopier: (814) 455-5379
If to the Employee:
William Short
5022 Robinhood Lane
Erie, Pennsylvania 16509
(814) 838-1753
     17. Arbitration of Disputes. Except for an alleged violation of Section 11 or 12 of this Agreement, the Employee and the Corporation waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the Employee’s employment with the Corporation or the application, interpretation, validity or any other aspect of this Agreement to final and binding arbitration consistent with the application of the Federal Arbitration Act and the procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of an NAA panel of 11 arbitrators to be supplied by the AAA. Only true neutrals will be eligible for consideration as arbitrators and under no circumstances will AAA furnish the names of individuals who represent employees, unions or companies. Unless otherwise agreed by the parties, any such arbitration will take place in Erie, Pennsylvania. The Corporation will pay all of the fees, if any, and expenses of the arbitrator and, if the Employee is the prevailing party in the arbitration, the Corporation will pay the Employee’s expenses (including reasonable attorney’s fees) related to the arbitration or reimburse the Employee for such expenses.
     18. Miscellaneous. This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by the Corporation or the Employee, but may be amended, modified or terminated only by a written agreement duly executed by the Corporation and the Employee, (b) is binding upon and inures to the benefit of the Corporation and the Employee and each of their respective heirs, representatives, successors and assignees, except that the Employee may not assign any of his rights or obligations pursuant to this Agreement, (c) except as provided in Sections 4 and 10 of this Agreement, constitutes the entire agreement between the Corporation and the Employee with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, including, but not limited to, the Existing Employment Agreement, and (d) will be governed by, and interpreted and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.
     19. Multiple Counterparts. This Agreement may be executed in one or more counter parts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature will immediately forward to the other party an original page by overnight mail.
     20. Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein will have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).
     21. Section 409A Compliance. The parties to this Agreement intend that the Agreement complies with Section 409A of the Code, where applicable, and this Agreement will be interpreted in a manner consistent with that intention. To the extent not otherwise provided by this Agreement, and solely to the extent required by Section 409A of the Code, no payment or other distribution required to be made to the Employee hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) as a result of his termination of employment with the Corporation will be made earlier than the date that is six (6) months and one day following the date on which the Employee separates from service with the Corporation and its affiliates (within the meaning of Section 409A of the Code).

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CORPORATION:

RENT-WAY, INC.

By:

Marc Joseffer
Chair, Compensation Committee of the
Board of Directors

EMPLOYEE:

William Short